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Contact:
Harry W. Wilcox                                     Theresa McNeely
President and C.E.O.                                Director
Cambridge NeuroScience, Inc.                        Feinstein Kean Partners Inc.
(617) 225-0600 ext. 119                             (617) 577-8110


FOR IMMEDIATE RELEASE

               CAMBRIDGE NEUROSCIENCE ANNOUNCES NASDAQ DELISTING

                 - COMPANY TO BE LISTED ON OTC BULLETIN BOARD -

CAMBRIDGE, MASSACHUSETTS, JANUARY 21, 1999- Cambridge NeuroScience, Inc. (Nasdaq: CNSI) announced that the Nasdaq Stock Market (Nasdaq) today notified the Company that its common stock would be delisted from the Nasdaq National Market effective at the close of business January 21, 1999, for failing to meet the minimum bid price requirements set forth in NASD Marketplace Rules.

Effective January 22, 1999, the Company's common stock will be listed on the OTC Bulletin Board under the symbol "CNSI". The OTC Bulletin Board is a regulated quotation service that displays real-time quotes and last-sale price and volume information in over-the-counter (OTC) equity securities. An OTC equity security generally is any equity that is not listed or traded on Nasdaq or other national securities exchange. Information about the OTC Bulletin Board is available on the internet at http://www.otcbb.com.

On June 29, 1998 Nasdaq notified the Company that it was not in compliance with Nasdaq's $1.00 minimum bid price requirement, and that the Company was being provided 90 days to regain compliance. The Company did not meet this requirement, and attended a hearing on November 12, 1998 to request a stay of delisting.

Cambridge NeuroScience is a neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival and function. The Company is developing products to treat stroke and chronic neurodegenerative disorders such as multiple sclerosis, peripheral neuropathies and other degenerative diseases.

This news release may contain forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to: the Company's ability to continue operations and achieve profitability; the early stage of development of the Company's product candidates; the Company's reliance on current and prospective collaborative partners to supply funds for research, development and commercialization; technical risks associated with the development of new products; and the competitive environment of the biotechnology and pharmaceutical industries.